EXHIBIT (C)

                    PRINCIPAL PRESERVATION PORTFOLIOS, INC.
                              AMENDED AND RESTATED
                         MULTIPLE CLASS OPERATING PLAN
                            (Pursuant to Rule 18f-3)

                               February 29, 2000

     WHEREAS, the Board of Directors of Principal Preservation Portfolios, Inc. ("Principal Preservation") has considered the addition of Class C Shares to the multi-class plan ("Plan") for the Portfolios, under which Plan Principal Preservation presently may offer multiple classes of shares in various mutual fund portfolios pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), such Plan originally having been adopted by a vote of the Board of Directors of Principal Preservation on November 3, 1995; as amended and restated effective May 5, 1998; and as amended and restated again as of November 1, 1999;

     WHEREAS, a majority of the Directors of Principal Preservation, including a majority of the Directors who are not interested persons of Principal Preservation, have found the Plan, as amended and restated and set forth herein, to be in the best interests of the shareholders of Principal Preservation;

     NOW, THEREFORE, Principal Preservation hereby approves and adopts the addition of Class C Shares to the Plan for the Portfolios as set forth below pursuant to Rule 18f-3 of the 1940 Act.

                                    ARTICLE
                      MULTIPLE CLASSES FOR ALL PORTFOLIOS

      All currently-designated series of Principal Preservation and any and all series of Principal Preservation designated in the future (the "Portfolios"), may, from time to time, issue one or more of the following classes of shares:

                                 Class A Shares
                                 Class B Shares
                                 Class C Shares

     Each class is subject to such investment minimums and other conditions as set forth in Principal Preservation's prospectuses and statements of additional information as from time to time are in effect. Differences and expenses among Classes, the conversion from one Class to another Class, and exchange features are subject to the terms and conditions of this Plan.

I.   INITIAL SALES CHARGE

     Class A Shares and Class C Shares of the Portfolios are offered at a public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to a maximum percentage of the public offering price, as established for each Portfolio from time to time in the relevant prospectuses of Principal Preservation. The maximum sales charges on Class A Shares and Class C Shares of any Portfolio may be reduced or waived as permitted under Rule 22d-1 of the 1940 Act and as described in Principal Preservation's prospectus for the relevant Portfolio as in effect from time to time. For example, sales charges may be reduced or eliminated for investments at various levels (breakpoints), as well as for certain classes of investors such as employees of the advisor, sub-advisor, distributor, etc.

     Class B Shares have no initial sales charge and no sales charge is imposed when Class B Shares are automatically converted to Class A Shares.

II.  CONTINGENT DEFERRED SALES CHARGE

     A Contingent Deferred Sales Charge ("CDSC") is imposed on Class B Shares and Class C Shares under certain circumstances.

     Principal Preservation imposes a CDSC on Class B Shares if the investor redeems Class B Shares that have been owned less than eight years according to the following schedule:


HOLDING PERIOD:                                     CDSC
--------------                                      ----

1 Year or Less                                       5%

More Than 1 Year, But Less than 3 Years              4%

3 Years, But Less than 4 Years                       3%

4 Years, But Less than 5 Years                       2%

5 Years, But Less than 6 Years                       1%

6 Years or More*<F83>                                0%


*<F83> Convert to Class A Shares after 8 years, except for Class B Shares of the Cash Reserve Portfolio which convert to Class X Shares of that Portfolio after eight years.

     Principal Preservation imposes a CDSC on Class C Shares if the investor redeems Class C Shares that have been owned less than 18 months. The rate of the CDSC applicable to Class C Shares is 1.00%.

     The amount of the CDSC is based upon the NAV of the Class B Shares or Class C Shares, as the case may be, at the time of redemption or at the time of purchase, whichever is less. For Class B Shares, the CDSC is gradually reduced over a period of six years. Consistent with the requirements of Rule 6c-10 of the 1940 Act, the CDSC will not be imposed under certain circumstances as described in Principal Preservation's prospectuses. For example, the CDSC will not be imposed on shares acquired through the reinvestment of dividends or capital gains or upon certain redemptions from retirement plans. In determining whether an amount is available for redemption without a CDSC as well as to compute the amount of the CDSC, it is assumed that shares acquired through the reinvestment of dividends and capital gains distributions are redeemed first, then shares are redeemed in the order purchased, from last to first.

     Class A Shares, Class B Shares and Class C Shares are aggregated for purposes of Rights of Accumulations and Letters of Intent as described in Principal Preservation's prospectuses.

III. SEPARATE ARRANGEMENTS AND EXPENSE ALLOCATIONS OF EACH CLASS

     Class A Shares, Class B Shares and Class C Shares pay the expenses associated with their different distribution and servicing arrangements. Each Class may, at the Directors' discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of Principal Preservation's assets, if those expenses actually are incurred in a different amount by the Class, or if the Class receives services of a different kind or to a different degree than the other Class. All other expenses will be allocated to each Class on the basis of the net asset value of the Shares.

     Class A Shares, Class B Shares and Class C Shares pay fees for services rendered and borne in connection with personal services rendered to the shareholders of the respective Classes and the maintenance of shareholder accounts. In addition, Class A Shares, Class B Shares and Class C Shares pay service fees at an annual rate of twenty-five basis points (0.25%) of net assets computed on a daily basis, and Class B Shares and Class C Shares also pay a separate Rule 12b-1 distribution fee at an annual rate of seventy-five basis points (0.75%) of net assets computed on a daily basis, as described in Principal Preservation's prospectuses.

IV.  CONVERSION FEATURES

     Class B Shares of each Portfolio automatically convert to Class A Shares (Class X Shares in the case of the Cash Reserve Portfolio) of the same Portfolio after they have been held for eight years, and thereafter are subject to lower fees charged to Class A Shares (Class X Shares in the case of the Cash Reserve Portfolio). In this regard, if there are any material changes in payments authorized under the Rule 12b-1 Plan applicable to Class A Shares (Class X Shares in the case of the Cash Reserve Portfolio) without the approval of the Class B shareholders, Principal Preservation will establish a new class of shares into which Class B Shares would convert, on the same terms as those applied to Class A Shares (Class X Shares in the case of the Cash Reserve Portfolio) before such increase.

     Class C Shares do not convert into any other Class, and therefore remain subject to the higher distribution fees charged to Class C Shares the entire time they are held.

V.EXCHANGE FEATURES

     A shareholder may exchange Class A Shares, Class B Shares and Class C Shares of any Portfolio at net asset value for the same Class of Shares of any other Portfolio provided the registration will be identical and the other Portfolio offers the particular Class of Shares. If less than all of a Class B Share investment or a Class C Share investment is exchanged, any portion of the investment attributable to dividends, capital gains and/or capital appreciation will be exchanged first, and thereafter any portions exchanged will be in the order purchased, from first to last. In determining a shareholder's holding period for Class B Shares or Class C Shares, the period for which the shareholder held the same Class of Shares of another portfolio that were exchanged for the Shares of the then current portfolio shall be included.

VI.  DIVIDENDS AND OTHER DISTRIBUTIONS

     Each Portfolio pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains. All dividends and distributions will be paid in the form of additional shares of the same Class of the same Portfolio that generated the dividend or distribution, unless the shareholder has elected another option. Dividends paid by each Portfolio with respect to each Class are calculated in the same manner and at the same time.

VII. VOTING RIGHTS

     Each Share of a Portfolio entitles the shareholder of record to one vote. Each Portfolio votes separately on matters relating solely to that Portfolio. Each Class shall have exclusive voting rights on any matter than affects that Class individually, and shall have separate voting rights on any matters submitted to shareholders in which interests of the separate Classes differ. All shareholders will have equal voting rights on any matter that affects all shareholders of all Classes equally, and all shareholders within a separate Class will have equal voting rights with all other shareholders of that Class on any matter that affects that Class individually. Because of the automatic conversion feature of the Class B Shares, Class B shareholders may be asked to vote separately on any material increase in payments under the Rule 12b-1 Plan, even if the increase affects only the Class A Shares (or Class X Shares in the case of the Cash Reserve Portfolio).

VIII.  LIQUIDATION RIGHTS

     Class A Shares, Class B Shares and Class C Shares shall have equal rights in connection with voluntary or involuntary redemptions and any liquidation of any Portfolio, all in accordance with the conditions and policies and procedures established from time to time in the current Prospectus and Statement of Additional Information relating to the relevant Portfolio.

                                    ARTICLE
                   OPERATING PLAN FOR CASH RESERVE PORTFOLIO

     In addition to Class B Shares, the Cash Reserve Portfolio may, from time to time, issue one or more of the following Classes of shares:

                         Class X Shares (Retail Shares)
                     Class Y Shares (Institutional Shares)

     Each Class is subject to such investment minimums and other conditions as set forth in Principal Preservation's prospectuses as from time to time are in effect. The relative rights and preferences of the Classes, including the differences in allocation of expenses among the Classes, are set forth below.

IX.  OWNERSHIP RIGHTS

     Each Class B Share, Class X Share and Class Y Share represents a pro rata ownership interest in the net assets of the Cash Reserve Portfolio, taking all outstanding Class B Shares, Class X Shares and Class Y Shares together without regard to Class.

X.VOTING RIGHTS

     Each Class shall have exclusive voting rights on any matter submitted to shareholders of the Cash Reserve Portfolio that affects only the Class (e.g., in the case of Class X Shares, amendments to Principal Preservation's Rule 12b-1 Plan as it relates to the Class X Shares of the Cash Reserve Portfolio).

     Each Class shall vote separately by Class on any matter submitted to shareholders of the Cash Reserve Portfolio with respect to which the Classes of shares have interests different from one another, and approval of any such matter with respect to any Class shall require the affirmative vote of shareholders holding the requisite majority of shares of that Class.

     All Classes shall vote together and shall have equal voting rights (one vote for each Share and a proportional vote for each fractional share) with respect to all other matters submitted to shareholders of the Cash Reserve Portfolio.

XI.  DIVIDEND AND LIQUIDATION RIGHTS

     All Classes shall be entitled to participate equally on a pro rata basis in all dividends as and when declared and paid by the Cash Reserve Portfolio from time to time pursuant to the direction of Principal Preservation's Board of Directors and the dividend policy disclosed in the Cash Reserve Portfolio's current prospectuses and statements of additional information relating to its various Classes of Shares.

     All Classes shall have equal rights in connection with voluntary or involuntary redemptions and any liquidation of the Cash Reserve Portfolio, all in accordance with the conditions and the policies and procedures established from time to time in the current prospectuses and statements of additional information relating to the Cash Reserve Portfolio.

XII. INCOME AND EXPENSE ALLOCATIONS

     Except as described in this Article II, Section D of this Plan, all income and capital gains and all expenses and capital losses earned or incurred by the Cash Reserve Portfolio shall be allocated equally to each outstanding share of common stock of the Cash Reserve Portfolio, without regard to Class.

     In general, each Class shall pay the expenses associated with its unique distribution and servicing arrangements. Costs and expenses incurred by the Cash Reserve Portfolio exclusively for the benefit of any one Class (e.g., state securities qualification fees; costs and expenses incurred in connection with a shareholder meeting in which only holders of one or another of the Classes will participate; costs incurred for preparation, printing and mailing of marketing materials, relating to only one of the Classes; etc.) shall be allocated entirely to the Class for whose benefit such costs and expenses are incurred. Any such disproportionate allocations will be made at the discretion of the Board of Directors of Principal Preservation, taking into account such factors as whether the expenses actually are incurred in a different amount by one Class as opposed to another, or if one Class receives services of a different kind or to a different degree than another Class. All other expenses, including without limitation advisory and custodial fees and other expenses related to the management of the Cash Reserve Portfolio's assets, shall be allocated to each Share regardless of Class, or based on relative net assets (e.g., settled shares), as permitted by the provisions of Rule 18f-3 under the 1940 Act.

     With respect to Principal Preservation's Rule 12b-1 Distribution Plan, Class X Shares pay service fees at an annual rate of 15 basis points (0.15%) of net assets computed on a daily basis. Class B Shares pay service fees at an annual rate of 25 basis points (0.25%) of net assets computed on a daily basis, and also pay a separate Rule 12b-1 distribution fee at an annual rate of 75 basis points (0.75%) of net assets computed on a daily basis, as described in the Prospectuses relating to those Classes of shares. Class Y Shares do not pay any Rule 12b-1 service fees or distribution fees.

     Fees payable pursuant to any shareholder servicing agent agreements entered into by Principal Preservation Portfolios, Inc. (on behalf of the Cash Reserve Portfolio) shall be payable only with respect to the Class of shares held pursuant to such agreement(s) (and each shareholder servicing agent agreement shall so provide), and any such fees incurred by the Cash Reserve Portfolio shall be allocated entirely to the outstanding of the relevant Class(es) shares.

     This Plan is subject to amendment in accordance with the provisions of Principal Preservation's Articles of Incorporation and Bylaws and in accordance with the provisions of applicable law. This Plan shall be construed and interpreted in compliance with the requirements of Rule 18f-3 of the 1940 Act.